-AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 1998
                                                   REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                                 RES-CARE, INC.
             (Exact name of registrant as specified in its charter)

                  KENTUCKY                                     61-0875371
(State or other jurisdiction of incorporation)    (I.R.S. Employer Identification No.)

                             10140 LINN STATION ROAD
                           LOUISVILLE, KENTUCKY 40223
                                 (502) 394-2100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ---------------

                                 RONALD G. GEARY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 RES-CARE, INC.
                             10140 LINN STATION ROAD
                           LOUISVILLE, KENTUCKY 40223
                                 (502) 394-2100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

                               HENRY D. KAHN, ESQ.
                             PIPER & MARBURY L.L.P.
                             36 SOUTH CHARLES STREET
                               BALTIMORE, MD 21201
                                 (410) 539-2530

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
                 TITLE OF EACH CLASS OF                AMOUNT TO BE      OFFERING PRICE         AGGREGATE       REGISTRATION
               SECURITIES TO BE REGISTERED              REGISTERED         PER UNIT          OFFERING PRICE        FEE(1)
               ---------------------------             ------------     ----------------    ----------------    ------------
        6% Convertible Subordinated Notes Due 2004     $109,360,000          100%             $109,360,000       $33,139.39
        ------------------------------------------     ------------          ----             ------------       ----------
           Common Stock, no par value per share                    (2)        --                        --               --
           ====================================        ===============       ====             ============       ==========

(1) Calculated pursuant to Rule 457(i) under the Securities Act of 1933, as amended.

(2) Such indeterminate number of shares of Common Stock as may be issuable upon conversion of the Convertible Subordinated Notes registered hereunder, including such shares as may be issuable pursuant to antidilution adjustments. Pursuant to Rule 457(i), no registration fee is required for these shares.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                                 January 9, 1998

                                 RES-CARE, INC.

                                  $109,360,000

                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2004

                                       AND

                             SHARES OF COMMON STOCK

                        ISSUABLE UPON CONVERSION THEREOF

                                 ---------------

    This Prospectus relates to the resale from time to time by the holders (the "Selling Securityholders") of up to $109,360,000 aggregate principal amount of 6% Convertible Subordinated Notes Due 2004 (the "Notes") of Res-Care, Inc., a Kentucky corporation (the "Company"), and the resale of shares of Common Stock, no par value per share (the "Common Stock") of the Company issuable upon the conversion thereof (the "Conversion Shares").

    The Notes are convertible at the option of the holder into shares of Common Stock of the Company following the date of initial issuance thereof and prior to maturity, unless previously redeemed or repurchased, at a conversion price of $28.2125 per share (equivalent to a conversion rate of 38.7630 shares per $1,000 principal amount of Notes and representing in the aggregate 3,876,296 shares), subject to adjustment in certain events. Interest on the Notes is payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1998.

    The Notes are not redeemable by the Company until December 5, 2000. Thereafter, the Notes will be redeemable, at any time, upon not less than 30 nor more than 60 days notice at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued interest. Upon a Repurchase Event (as defined), each holder of the Notes may require the Company to repurchase all or a portion of such holder's Notes at 100% of the principal amount thereof, together with accrued and unpaid interest to the repurchase date. The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness (as defined) of the Company. See "Description of the Notes."

    The Notes were originally issued by the Company in a private placement on November 21, 1997 to the Initial Purchasers (as defined) and were simultaneously sold by the Initial Purchasers in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed to be "qualified institutional buyers" as defined in Rule 144A under the Securities Act and in offshore transactions to persons outside of the United States in reliance on Regulation S under the Securities Act.

    The Selling Securityholders may offer Notes or Conversion Shares from time to time to purchasers directly or through underwriters, dealers or agents. Such Notes or Conversion Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. Each Selling Securityholder will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis.

    The Notes have been designated for trading on the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The Common Stock is quoted on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "RSCR." On January 8, 1998, the last reported sale price of the Common Stock as reported on Nasdaq was $28.75 per share. The Conversion Shares have been approved for quotation on the Nasdaq National Market. For a description of certain federal income tax consequences to the holders of the Notes, see "Certain Federal Income Tax Consequences."

    The Company will not receive any of the proceeds from the sale of any Notes or Conversion Shares by the Selling Securityholders. Expenses of preparing and filing the registration statement to which this Prospectus relates and all post-effective amendments will be borne by the Company. See "Plan of Distribution" for a description of the indemnification arrangements between the Company and the Selling Securityholders.

                                ---------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES AND THE COMMON STOCK OFFERED HEREBY.
                                 ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ---------------

                The date of this Prospectus is           , 1998

                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission, including the reports and other information incorporated by reference into this Prospectus, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission or from the Commission's Internet web site at http://www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, Washington, D.C. 20006.

    The Company has agreed that, if at any time while the Notes or the Common Stock issuable upon conversion of the Notes are restricted securities within the meaning of the Securities Act or the Company is not subject to the informational requirements of the Exchange Act, the Company will furnish to holders of such Notes and Common Stock and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of such Notes and Common Stock.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission (File No. 0-20372) pursuant to the Exchange Act are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

    2. The Supplemental Consolidated Financial Statements and Management's Discussion and Analysis of Supplemental Financial Condition and Results of Operations contained in the Registration Statement on Form S-3 (File No:
333-23599) filed April 15, 1997.

    3. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997;

    4. The Company's Current Reports on Form 8-K and 8-K/A filed March 19, 1997, August 14, 1997, October 14, 1997, November 7, 1997 and January 9, 1998;

    5. The Registration Statement on Form 8-A with respect to Res-Care Common Stock dated June 25, 1992; and

    6. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and prior to the termination of the offering made hereby.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Res-Care, Inc., 10140 Linn Station Road, Louisville, Kentucky 40223, Attention: Pamela M. Spaniac, telephone: (502) 394-2100.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                     SUMMARY

    The following is a summary of certain information contained elsewhere or incorporated by reference in this Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information, including "Risk Factors" and consolidated financial statements, condensed consolidated financial statements and pro forma condensed consolidated income statement and notes thereto appearing elsewhere herein or incorporated by reference in this Prospectus. Unless the context suggests otherwise, references in this Prospectus to "Res-Care" or the "Company" include Res-Care, Inc. and its subsidiaries.

                                   THE COMPANY

    Res-Care is a leading provider of residential, training, educational and support services to populations with special needs, including persons with developmental and other disabilities and at-risk and troubled youths. The services provided by the Company have historically been provided by state and local government agencies and not-for-profit organizations. The Company's programs include an array of services provided in both residential and non-residential settings for adults and youths with mental retardation or other developmental disabilities ("MR/DD") and disabilities caused by acquired brain injury, and at-risk and troubled youths who have severe behavioral disorders, who are from disadvantaged backgrounds or who have entered the juvenile justice system. Because most of Res-Care's MR/DD consumers require services over their entire lives and many states have extensive waiting lists for services, Res-Care has experienced high occupancy rates at its MR/DD facilities and a stable base of recurring revenues.

    Res-Care's growth strategy is to: (i) pursue acquisitions; (ii) add programs and expand its existing programs in markets in which it currently operates; and
(iii) expand into additional geographic areas in the United States. The markets for the Company's services are highly fragmented, and the Company believes that there are significant opportunities to enhance its market positions through an active acquisition program in the disabilities and at-risk and troubled youth sectors that will enable the Company to expand its operations into new geographic areas, add program offerings and establish new relationships with governmental entities. The Company believes it has developed a disciplined approach to acquisitions which focuses on acquiring operations in favorable reimbursement environments, which are accretive to the Company's earnings per share and which: (i) expand service offerings; (ii) increase market share in existing markets; or (iii) help attain critical mass in new markets. The Company intends to build upon its established relationships with governmental entities to expand its current programs and obtain contracts for additional programs in existing markets, and to develop new programs in response to societal trends and the needs of governmental agencies. The Company also intends to expand its programs to additional geographic areas which management identifies as having favorable reimbursement and operating environments.

    The Company was incorporated in Kentucky in 1974. Its principal executive office is located at 10140 Linn Station Road, Louisville, Kentucky 40223, and its telephone number is (502) 394-2100.

                                  THE OFFERING

Securities Offered.............    $109,360,000 principal amount of 6% Convertible
                                   Subordinated Notes due 2004 (the "Notes") and the
                                   Conversion Shares. See "Description of Notes" and
                                   "Plan of Distribution."

Interest Payment Dates.........    June 1 and December 1 of each year, commencing June
                                   1, 1998.

Maturity Date..................    December 1, 2004

Interest.......................    6% per annum.

Conversion Rights..............    The Notes are convertible, at the option of the
                                   Holder, at any time following the date of initial
                                   issuance thereof and prior to maturity, unless
                                   previously redeemed, into Common Stock at a
                                   conversion price of $28.2125 per share, subject to
                                   adjustments in certain events. See "Description  of
                                   Notes -- Conversion Rights."

Optional Redemption............    The Notes are not redeemable by the Company prior to
                                   December 5, 2000. Subject to the foregoing, the Notes
                                   will be redeemable on not less than 30 nor more than
                                   60 days' notice at the option of the Company, in
                                   whole or in part, at any time, at the redemption
                                   prices set forth in "Description of Notes -- Optional
                                   Redemption," in each case together with accrued and
                                   unpaid interest and liquidated damages, if any.

Repurchase Events..............    Upon the occurrence of any Repurchase Event (as
                                   defined herein) occurring prior to the maturity of
                                   the Notes, each Holder shall have the right, at such
                                   Holder's option, to require the Company to purchase
                                   all or any part of such Holder's Notes at 100% of the
                                   principal amount thereof, subject to adjustments in
                                   certain events, together with accrued and unpaid
                                   interest thereon and liquidated damages, if any, to,
                                   but excluding, the date of the purchase. See
                                   "Description of Notes -- Certain Rights to Require
                                   Repurchase of Notes."

Subordination..................    The Notes are general unsecured obligations of the
                                   Company, subordinated in right of payment to all
                                   existing and future Senior Indebtedness of the
                                   Company. At December 31, 1997, the Company had
                                   outstanding no indebtedness that would have
                                   constituted Senior Indebtedness. The Indenture
                                   governing  the Notes does not prohibit or limit the
                                   ability of the Company or its subsidiaries to incur
                                   additional indebtedness, including Senior
                                   Indebtedness. See "Description of Notes --
                                   Subordination."

Use of Proceeds................    The Company will not receive any proceeds from the
                                   sale of the Notes or the Conversion Shares.

Trading........................    Prior to the resale thereof pursuant to this
                                   Prospectus, each of the Notes was eligible for
                                   trading on the PORTAL Market. Notes sold pursuant to
                                   this Prospectus are not expected to remain eligible
                                   for trading on the PORTAL Market. The Conversion
                                   Shares have been authorized for listing on the Nasdaq
                                   National Market upon official notice of issuance.
                                   The Common Stock is quoted on the Nasdaq National
                                   Market under the symbol "RSCR."

                                  RISK FACTORS

    This Prospectus, including statements incorporated by reference, contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors discussed below, as well as those discussed elsewhere in this Prospectus. In addition to the other information contained or incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Notes and the Conversion Shares offered hereby.

SUBSTANTIAL DEPENDENCE ON GOVERNMENTAL REIMBURSEMENT

    A substantial portion of the Company's revenues has been and will continue to be attributable to Medicaid-funded disabilities services programs, with the majority of the remaining revenues attributable to federal Job Corps contracts. Governmental agencies have undertaken cost containment measures designed to limit payments to health care and other service providers, and these efforts are expected to continue. Various proposals are currently under consideration to revamp the federally-funded Medicaid programs, including efforts to introduce managed care and other arrangements in which financial risks associated with service delivery are retained by the provider rather than by the funding source. State regulatory agencies which administer Medicaid programs have substantial discretion with regard to the implementation of Medicaid reimbursement programs and with regard to the audit and inspection of Medicaid programs. Recent federal budget legislation repealed a provision of the Medicaid Act known as the "Boren Amendment," the effect of which is to limit in some respects providers' ability to challenge state rate setting determinations. Actions taken by state regulators following the repeal of the Boren Amendment could have a material adverse effect on the Company's business and results of operations. An adverse ruling in litigation with the State of Indiana has resulted in a reduction in rates payable to the Company by the State of Indiana for the 39 months ended September 30, 1997, although the amount of the reduction had been adequately reserved by the Company in prior years. The Commonwealth of Kentucky has challenged in an audit proceeding certain costs associated with a program managed by the Company in Kentucky, which could lead to retroactive rate adjustments to the provider of record; the provider of record has filed a declaratory action against Kentucky in an effort to resolve this matter. Various other states have initiatives underway to change Medicaid reimbursement methodologies. No assurance can be given that developments in one or more jurisdictions will not adversely affect the Company's business, financial condition or results of operations.

GROWTH STRATEGY; RISKS ASSOCIATED WITH FUTURE ACQUISITIONS AND NEW CONTRACTS

    Most of the Company's facilities and programs are operating at or near full capacity. Moreover, in light of governmental budgetary pressures and competitive forces, there has been downward pressure on reimbursement rates. Thus, the Company's ability to expand its revenue base is dependent to a significant extent on its ability to effect acquisitions and to obtain new contracts. The Company regularly reviews acquisition opportunities and opportunities for new contracts and periodically engages in discussions regarding possible acquisitions and contracts. Although the Company currently has no definitive agreement with respect to any material acquisition, the Company continually evaluates opportunities to expand its business through acquisitions of other companies that provide services to various special needs populations and frequently enters into discussions and letters of intent which may lead to acquisitions. There can be no assurance that the Company will be able to identify acquisition or new contract prospects on terms favorable to the Company or in a timely manner, enter into acceptable agreements or close any such transactions. There can be no assurance that the Company will be able to achieve its growth strategy, and any failure to do so could have a material adverse effect on the Company's business, financial condition, results of operations and ability to sustain growth. In addition, the Company believes that it will compete for acquisition candidates and management contracts with a variety of other prospective bidders, some of which have greater resources than the Company. Increased competition for such acquisition candidates and management contracts could have the effect of increasing the costs to the Company of pursuing this growth strategy, could reduce the number of attractive candidates to be acquired or could reduce the profitability of management contracts. Future acquisitions and efforts to obtain management contracts could divert management's attention from the daily operations of the Company and otherwise require additional management, operational and financial resources. Moreover, there can be no assurance that the Company will successfully integrate such new operations into its business or operate such acquisitions profitably. Acquisitions may also involve a number of special risks including adverse short-term effects on the Company's business and results of operations; dependence on retaining key personnel; amortization of acquired intangible assets; and risks associated with unanticipated liabilities and contingencies.

    The Company may require additional debt or equity financing for future acquisitions, which may not be available to the Company on terms favorable to it, if at all. To the extent the Company uses its capital stock for all or a portion of the consideration to be paid for future acquisitions, dilution may be experienced by existing shareholders, including persons who are entitled to become shareholders upon conversion of the Notes. In the event that the Company's capital stock does not maintain sufficient value or acquisition candidates are unwilling to accept the Company's capital stock as consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to continue its acquisition program. If the Company does not have sufficient cash resources or is not able to use its capital stock as consideration for acquisitions, its growth through acquisitions could be limited.

UNCERTAIN ABILITY TO EXPAND YOUTH SERVICES OPERATIONS

    Although Res-Care has operated Job Corps centers since 1976 and has provided services for youths with developmental disabilities in its disabilities services operations since 1978, the Company began intensive efforts to expand its at-risk and troubled youth services operations in 1996 following the formation of its Youthtrack, Inc. and Alternative Youth Services, Inc. subsidiaries. The Company has not yet developed significant experience in operating special needs youth programs other than Job Corps centers. No assurance can be given that the Company will be able to generate sufficient revenues or contribution margin to enable the Company to realize adequate returns on its investment in this sector. The market for delivery of at-risk and troubled youth services is highly competitive. Several of the Company's competitors have more experience than does the Company in developing and implementing these services. Due to the highly-fragmented nature of the youth services industry, the barriers to entry remain low, and the Company may experience intensive competition as it seeks to expand in this area, including competition from companies with substantially greater resources than Res-Care. Moreover, the privatized management of programs for at-risk and troubled youths has received varying degrees of acceptance by state and local governmental authorities, and no assurance can be given that the level of acceptance will rise or be maintained. There can be no assurance that the Company will succeed in its goal to significantly increase the revenues and operating income attributable to its at-risk and troubled youth services operations.

DEPENDENCE ON GOVERNMENTAL AGENCIES AND GOVERNMENT CONTRACTS

    The Company conducts its business primarily under contracts with federal, state and local governments and governmental agencies, and virtually all of the Company's revenues are attributable to such contracts. The Company's cash flow is subject to the receipt of sufficient funding and timely payment by applicable governmental entities. If the appropriate governmental agency does not receive sufficient appropriations to cover its contractual obligations, a contract may be terminated or the Company's compensation may be deferred or reduced. A number of federal, state and local governments, including certain of those with which the Company has contracts, have experienced fiscal difficulties. Any deferral or reduction in payment could have a material adverse effect on the Company's cash flow. In addition, the Company is dependent on governmental entities for referral of a sufficient number of individuals to occupy the Company's facilities and programs. The failure of the Company to receive a sufficient number of such referrals may have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's contracts are typically subject to renewal (or in the case of Job Corps contracts, extension) annually. The renewal and financial terms of each contract are dependent upon many factors, including the quality and type of services provided, governmental budget constraints, changes in government or agency personnel and priorities or philosophies of governments or agencies with respect to provision of services to various at-risk populations. Government and agency contracts generally are subject to audits, reviews and investigations. These audits, reviews and investigations typically involve a review of the contractor's performance under the contract, its reported costs and its compliance with applicable laws and regulations. In addition, some contracts are subject to competitive bidding, and the Company's customers generally may terminate their contracts with the Company for cause and upon certain other specified conditions. The loss or renewal on less favorable terms of certain of the Company's contracts could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company derives revenue from the operation of multiple Job Corps contracts awarded by the United States Department of Labor (the "DOL"). Performance at each Job Corps center is evaluated by the DOL using certain objective and subjective criteria, and contracts for Job Corps centers not meeting DOL expectations may not be extended or awarded during rebid. In 1996, the Company's contract to operate the Crystal Springs, Mississippi Job Corps center was not extended for the full term of its final contract year due to performance issues at that center and in October 1997, the Company was not successful in retaining the contract to operate the Gulfport, Mississippi Job Corps Center upon its being rebid. The DOL has recently made efforts to encourage new participants in the program, including minority-owned businesses, and several companies with government defense contracting experience have begun to bid for Job Corps contracts thereby increasing the competition for such contracts. Although the Company has been able to retain most of its Job Corps contracts in the past and was awarded a new Job Corps contract in 1996 to operate the Edison Job Corps Center in Edison, New Jersey and in 1997 to operate the Blue Ridge Job Corps Center in Marion, Virginia, there can be no assurance that the DOL will continue to extend the Company's Job Corps contracts or award the Company additional Job Corps contracts, in the future.

    The Company has contracted with providers of record in various states to manage and operate MR/DD facilities for them. In such cases, the Company is dependent on the relationship between the state and local governments or governmental agencies and the providers of record with which they contract. Each state and local government or governmental agency may terminate or declare a breach of contract with providers of record, may be denied federal matching funds as partial reimbursement for certain program expenses or may reduce their placement of individuals with, or the use of, such providers of record for reasons that may be beyond the control of the Company. Such actions could adversely affect the ability of the providers of record to pay the Company pursuant to their subcontracts.

GOVERNMENT REGULATION

    The Company is subject to extensive federal, state and local regulations governing licensure, conduct of operations at existing facilities, construction of new facilities, purchase or lease of existing facilities, addition of new services, capital expenditures, cost containment and reimbursement for services rendered. Failure by the Company to meet applicable standards could result in the loss of a license, the delay or loss of reimbursement or the loss of an ability to expand services. To date, loss of license has not been a significant factor in the Company's operations. There can be no assurance that federal, state or local governments will not impose additional restrictions on the operations of the Company that might adversely affect its business, financial condition and results of operations.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    The Company's quarterly results of operations may fluctuate significantly as a result of a variety of factors, including the timing of acquisitions or the opening of new programs, the timing of rate adjustments and the cumulative effect of rate adjustments differing from previously estimated amounts. Results for any particular quarter may not be indicative of future quarterly or annual results.

OPPOSITION TO PROGRAM LOCATION AND ADVERSE PUBLICITY

    The Company's success in obtaining new contracts may depend, in part, upon its ability to locate facilities that can be leased or acquired on favorable terms by the Company. Group homes are generally located in residential communities. Larger facilities for persons with disabilities and at-risk and troubled youths may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. The Company's business also is subject to public scrutiny and, consequently, could be significantly affected by negative publicity, negative public reaction or governmental investigations with respect to the Company's policies or operations or the actions of consumers under its care. The Company's reputation is very important to the retention and procurement of contracts. Negative publicity or a governmental investigation with respect to the Company's policies or operations or the actions of individuals under its care could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL LEGAL LIABILITY

    The Company's management of its residential, training, educational and support programs exposes it to potential third-party claims or litigation by participants or other persons for wrongful death, personal injury or other damages resulting from contact with Company facilities, programs, personnel or participants. In addition, the Company's contracts and the laws of certain states generally require the Company to maintain adequate insurance for its operations and to indemnify the governmental agency against any damages to which the governmental agency may be subject in connection with such claims or litigation. The Company has, on occasion, been sued by third parties and maintains an insurance program that provides coverage for certain liability risks faced by the Company, including wrongful death, personal injury, bodily injury or property damage to a third party where the Company is found to be negligent. There can be no assurance, however, that the Company's insurance will be adequate to cover potential third-party claims.

DEPENDENCE ON SENIOR MANAGEMENT AND SKILLED PERSONNEL

    The success of the Company is highly dependent upon the efforts and abilities of Ronald G. Geary, its President and Chief Executive Officer and other members of the Company's senior management team, some of whom have only recently joined the Company. Although the majority of the Company's senior executives have many years experience with the Company, the Company has recently employed a new executive vice president in charge of MR/DD development activities and a new executive vice president in charge of finance and administration. The Company has entered into separate employment agreements with the President and four other senior executive officers containing customary noncompetition, nondisclosure, and nonsolicitation covenants. The loss of the services of one or more of the senior executives could have a material adverse effect upon the Company's business, financial condition and results of operations.

AVAILABILITY OF QUALIFIED PERSONNEL

    The Company competes with many other providers of long-term care with respect to attracting and retaining qualified and skilled personnel. A possible shortage of professional personnel or direct service staff or other outside pressures, including collective bargaining efforts, may require the Company to enhance its wage and benefits package in order to compete in the hiring and retention of such personnel. The Company will also be dependent upon the available labor pool of semi-skilled and unskilled employees in each of the markets in which it operates. The Company's labor costs are expected to increase, and there can be no assurance that the Company can match an increase in such costs by corresponding increases in reimbursement rates for services rendered by the Company. Any significant failure to control its labor costs or to receive increased reimbursement for such costs through rate increases would have a material adverse effect on the Company's business, financial condition and results of operations.

SUBORDINATION

    The Notes are general unsecured obligations, subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company. Under the Indenture (as defined herein), the Notes are subordinated to the Company's Senior Indebtedness (principally bank debt). As a result of such subordination, in the event of any insolvency, liquidation or reorganization of the Company or upon acceleration of the Notes due to an Event of Default (as defined in the Indenture), the assets of the Company will be available to pay obligations on the Notes and any other subordinated indebtedness of the Company only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes and any other subordinated indebtedness of the Company then outstanding. The Indenture does not prohibit or limit the incurrence of indebtedness, including Senior Indebtedness, by the Company. The incurrence of such indebtedness could adversely affect the Company's ability to pay its obligations under the Notes. As of

December 31, 1997, the Company had outstanding no indebtedness that would have constituted Senior Indebtedness.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

    Prior to the date hereof, there has been no established trading market for the Notes. The Notes have been designated for trading on the PORTAL Market; however, Notes sold pursuant to this Prospectus are not expected to remain eligible for trading on the PORTAL Market. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through the Nasdaq National Market. There can be no assurance that an active trading market for the Notes will develop or, if one does develop, that it will be maintained. If an active trading market for the Notes fails to develop or be sustained, the trading price of such Notes could be adversely affected and holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a public trading market develops for the Notes, future trading prices of the Notes will depend upon many factors, including, among other things, prevailing interest rates and the market price of the shares of Common Stock. The liquidity of, and trading market for, the Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

LIMITATION ON REPURCHASE OF NOTES UPON REPURCHASE EVENT

    Upon the occurrence of a Repurchase Event (as defined herein) each Holder of Notes may require the Company to repurchase all or a portion of such Holder's Notes. If a Repurchase Event were to occur, there could be no assurance that the Company would have sufficient financial resources or would be able to arrange financing to pay the repurchase price for all Notes tendered by Holders thereof. The Company's ability to repurchase the Notes in such event may be limited by law, the Indenture and the terms of other agreements relating to borrowings that constitute Senior Indebtedness, as such indebtedness or agreements may be entered into, replaced, supplemented or amended from time to time. The Company may be required to refinance Senior Indebtedness in order to make any such payment. If the Company is prohibited from repurchasing the Notes, such failure would constitute an Event of Default under the Indenture, which may, in turn, constitute a further default under certain of the Company's existing agreements relating to borrowings and the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would prohibit payments to the Holders of the Notes. Furthermore, the Company may not have the financial ability to repurchase the Notes in the event that maturity of Senior Indebtedness is accelerated as a result of a default under the applicable loan or similar agreement. See "Description of Notes -- Certain Rights to Require Repurchase of Notes."

COMPETITION

    The provision of disabilities and youth services is subject to a number of competitive factors, including quality of services provided, cost-effectiveness, reporting and regulatory expertise, reputation in the community and the location and appearance of facilities and programs. In addition to certain not-for-profit organizations, including organizations affiliated with advocacy and sponsoring groups, certain proprietary competitors operate in multiple jurisdictions and may be well capitalized. The Company faces significant competition from not-for-profit organizations and proprietary competitors in the states in which it now operates and expects to face similar competition in any state that it may enter in the future. Many of the Company's competitors have greater resources than the Company. Such competition may adversely affect the Company's ability to obtain new contracts and complete acquisitions on favorable terms.

ENVIRONMENTAL AND EMPLOYEE SAFETY LAWS

    The Company must comply with various federal and state laws and regulations that govern the handling and disposal of medical and infectious waste in the operation of its businesses. Failure to comply with these laws or regulations could subject the Company to fines, criminal penalties and other enforcement actions. The Company has developed and implemented policies with respect to the handling and disposal of medical and infectious waste and believes it is in compliance with such laws and regulations. Federal regulations promulgated by the Occupational Safety and Health Administration impose additional requirements on the Company with regard to protecting employees from exposure to bloodborne pathogens. The Company believes that it has complied, and will continue to be able to comply, with these regulations. However, there can be no assurance that the regulations will not adversely affect the Company's business, financial condition and results of operations.

VOLATILITY OF MARKET PRICE

    In the future, there may be significant volatility in the market price of the Common Stock. The Company believes that the current market price of the Common Stock reflects expectations that the Company will be able to continue to operate its programs profitably and to acquire or develop additional and new programs at a significant rate and operate them profitably. If the Company is unable to operate its programs profitably or develop new programs at a pace that reflects the expectations of the market, investors could sell shares of Common Stock at or after the time that it becomes apparent that such expectations may not be realized, resulting in a decrease in the market price of the Common Stock. In addition to the operating results of the Company, changes in earnings estimates by analysts, changes in general conditions in the economy or the financial markets or other developments affecting the Company or comparable companies within the privatization services industries could cause the market price of the Common Stock to fluctuate substantially. In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

EFFECT OF ANTI-TAKEOVER PROVISIONS

    The Company's Charter and Bylaws contain certain anti-takeover provisions and the Company may add other such provisions in the future. The Company's Board of Directors has the authority to issue preferred stock and to determine the price, rights, conversion ratios, preferences and privileges of that stock without further vote or action by the holders of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights, including economic rights, of the holders of any shares of preferred stock. Any such issuance may discourage third parties from attempting to acquire control of the Company. Furthermore, the Company is subject to the anti-takeover provisions of the Kentucky Business Corporation Act prohibiting the Company from engaging in a "business combination" with an "interested stockholder" for a period of five years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of this statute and certain other provisions of the Company's Amended and Restated Articles of Incorporation also could have the effect of discouraging, delaying or preventing a change of control of the Company not approved by the Board of Directors, which could adversely affect the market price of the Company's Common Stock.

                                 USE OF PROCEEDS

    The Company will not receive any proceeds from the sales of the Notes or the Conversion Shares by the Selling Securityholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the Company's ratio of earnings to fixed charges for each of the periods indicated.


                                                                                                      NINE MONTHS
                                                                                                         ENDED
                                                    YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                                      1992        1993        1994        1995        1996         1996         1997
                                      ----        ----        ----        ----        ----         ----         ----
               Ratio of
               Earnings to
               Fixed Charges......    5.39        7.29        7.07        6.73        6.08         6.80         6.89


    The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pretax income from continuing operations adjusted by adding fixed charges and excluding interest capitalized during the period. Fixed charges consist of interest and financing charges, the estimated interest component of rent expense and preferred stock dividends.

                             SELLING SECURITYHOLDERS

    The Notes were originally issued by the Company in a private placement on November 21, 1997 to NationsBanc Montgomery Securities, Inc., J.C. Bradford & Co., L.L.C. and Equitable Securities Corporation (the "Initial Purchasers") and were simultaneously sold by the Initial Purchasers, in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and in offshore transactions to persons outside of the United States in reliance on Regulation S under the Securities Act. The Selling Securityholders may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and Conversion Shares. The term "Selling Securityholder" includes the holders listed below and the beneficial owners of the Notes and their transferees, pledgees, donees or other successors.

    The following table sets forth information as with respect to the Selling Securityholders and the respective principal amount of Notes beneficially owned by each Selling Securityholder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Securityholders.

                                            PERCENTAGE      NUMBER OF                       PERCENTAGE
                              PRINCIPAL      OF TOTAL      CONVERSION      PERCENTAGE        OF TOTAL
                               AMOUNT          OUT-        SHARES THAT     OF COMMON       VOTING POWER
                              OF NOTES       STANDING        MAY BE       STOCK OUT-         AFTER CON-
       NAME                     OWNED         NOTES          SOLD(1)      STANDING(2)        VERSION(3)
       ----                   ---------     ----------     -----------    -----------      ------------





         [Selling Securityholder Information will be completed prior to effectiveness of the Registration Statement via amendment]










    -----------------
    *  Less than 1%.
    (1) Assumes conversion of the full amount of Notes held by such holder at the initial conversion price of $28.2125 per share; such conversion price is subject to adjustment as described under "Description of the Notes-- Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

    (2) Computed in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act and based upon 12,365,682 shares of Common Stock outstanding as of December 31, 1997, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holder. Includes Common Stock, if any, beneficially owned by the holder other than the Conversion Shares.

    (3) The percentage of total voting power after conversion represents the percentage of the voting power each stockholder will have after the conversion based upon 12,365,682 shares of Common Stock outstanding as of December 31, 1997 treating as outstanding the number of Conversion Shares as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holder. Includes Common Stock, if any, beneficially owned by the holder other than the Conversion Shares.

    None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes or the Conversion Shares, no estimate can be given as to the amount of the Notes or the Conversion Shares that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes, in transactions exempt from the registration requirements of the Securities Act, since the date on which they provided the information regarding their Notes. Information regarding changes with respect to the Selling Securityholders will be set forth in supplements to this Prospectus if and when necessary. See "Plan of Distribution."


                              DESCRIPTION OF NOTES

    The Notes were issued under an indenture dated as of November 21, 1997 (the "Indenture") between the Company and PNC Bank, Kentucky, Inc., as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture and the Registration Rights Agreement including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. Copies of the form of Indenture are available from the Company or the Initial Purchasers upon request.

GENERAL

    The Notes represent general unsecured subordinated obligations of the Company, are convertible into Common Stock of the Company as described under "Conversion Rights" and will mature on December 1, 2004 ("Maturity"). The Notes will bear interest at the rate of 6% per annum from the date of initial issuance of Notes pursuant to the Indenture, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1998 to the Person in whose name the Notes (or any predecessor Notes) are registered (individually, a "Holder" and collectively, the "Holders") at the close of business on the preceding May 15 or November 15, as the case may be (whether or not a Business
Day). Interest on the Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

    Principal of, and premium, if any, interest and liquidated damages, if any, on the Notes will be payable (i) in respect of Notes held of record by DTC or its nominee, in same day funds on or prior to the respective payment dates and
(ii) in respect of Notes held of record by Holders other than DTC or its nominee, in same day funds, at the office of the Trustee in New York, New York, and the Notes may be surrendered for transfer, exchange or conversion at the office of the Trustee in New York, New York. In addition, with respect to Notes held of record by holders other than DTC or its nominee, payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto as it appears in the Register for the Notes on the Regular Record Date for such interest.

    The Notes were issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company is not required (i) to issue or register the transfer of or exchange of any Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing, (ii) to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part or (iii) to register the transfer or exchange of any Notes surrendered for conversion or repurchase upon the occurrence of a Repurchase Event.

    All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of, and premium, if any, interest and liquidated damages, if any, on any Note which remain unclaimed for two years after such principal, premium, interest or liquidated damages, if any, become due and payable may be repaid to the Company. Thereafter, the Holder of such Note may, as an unsecured general creditor, look only to the Company for payment thereof.

    The Indenture does not contain any provisions that would afford protection to Holders of the Notes against a sudden and dramatic decline in the credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "Certain Rights to Require Repurchase of Notes."

CONVERSION RIGHTS

    The Notes are convertible, at the option of the Holder, into Common Stock following the date of initial issuance and prior to redemption or final maturity, initially at the conversion price of $28.2125 per share. The right to convert Notes which have been called for redemption will terminate at the close of business on the second business day preceding the Redemption Date, unless the Company defaults on a redemption payment. See "Optional Redemption" below.

    The conversion price will be subject to adjustments upon the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment of a dividend or distribution on Common Stock exclusively in shares of Common Stock or the payment of a dividend or distribution on any class of capital stock of the Company in shares of Common Stock; (iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the Current Market Price; (iv) the distribution to all holders of Common Stock of shares of capital stock (other than Common Stock), evidences of indebtedness, cash or assets (including securities, but excluding dividends or distributions in connection with the liquidation, dissolution or winding up of the Company or paid exclusively in cash and dividends, distributions, rights and warrants referred to above); (v) the distribution to all or substantially all holders of Common Stock of rights or warrants to subscribe for its securities (other than those referred to in (iii) above); (vi) a distribution consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions (excluding any cash distributions referred to in (iv) above) made within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution in respect of which no adjustment has previously been made and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding such date of determination, exceeds the greater of (A) 10% of the Company's market capitalization (being the product of the Current Market Price times the number of shares of Common Stock then outstanding) on such date of determination entitled to such distribution or (B) the Company's retained earnings on the date of determination entitled to such distribution; (vii) the consummation of a tender offer made by the Company or any subsidiary of the Company for all or any portion of the Common Stock which involves an aggregate consideration that, together with (X) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding the consummation of such tender offer in respect of which no adjustment has been previously made and (Y) the aggregate amount of all cash distributions (excluding any cash distributions referred to in (iv) above) to all holders of the Common Stock within the 12 months preceding the consummation of such tender offer in respect of which no adjustment has been previously made, exceeds the greater of (A) 10% of the product of the Current Market Price immediately prior to the date of consummation of such tender offer times the number of shares of Common Stock outstanding at the date of consummation of such tender offer or (B) the Company's retained earnings on the date of consummation of the tender offer; and (viii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. The adjustment referred to in clause (viii) will only be made if the tender offer or exchange is for an amount which increases the offeror's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the current market price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in clause
(viii) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustments that would not otherwise be sufficient to require a change to be made pursuant to the immediately preceding sentence shall be carried forward and taken into account in any subsequent adjustment.

    In addition to the foregoing adjustments, the Company will be permitted to reduce the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

    In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the Holder of any Note then outstanding will, with certain exceptions, have the right thereafter to convert such Note only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above.

    Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price at the close of business on the day of conversion (or, if such day is not a Trading Day, on the Trading Day immediately preceding such day). If any Notes are surrendered for conversion during the period from the opening of business on any Regular Record Date through and including the next succeeding Interest Payment Date (except any such Notes called for redemption), such Notes when surrendered for conversion must instead be accompanied by payment of an amount equal to the interest thereon which the registered Holder on such Regular Record Date is to receive; provided however that the Notes or portions thereof which have been called for redemption and the conversion rights of which terminate during such period must be accompanied by payment of an amount equal to the interest which would have accrued on the principal amount of the Notes being surrendered for conversion for the period from the conversion date to such Interest Payment Date. Except as described in the preceding sentence, no interest will be payable by the Company on converted Notes with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustments for interest or dividends is to be made upon conversion.

SUBORDINATION

    The payment of the principal of, and premium, if any, interest and liquidated damages, if any, on the Notes is subordinated, to the extent set forth in the Indenture, in right of payment to the prior payment in full of all Senior Indebtedness. If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth before the Holders of the Notes will be entitled to receive any payment in respect of the principal of, or premium, if any, interest or liquidated damages, if any, on the Notes. In the event of the acceleration of the Maturity of the Notes, the holders of all Senior Indebtedness then outstanding will first be entitled to receive payment in full in cash of all amounts due thereon or provision for such payment in money or money's worth before the Holders of the Notes will be entitled to receive any payment for the principal of, or premium, if any, interest or liquidated damages, if any, on the Notes. The Company also may not make any payment (whether by redemption, purchase, retirement, defeasance or otherwise) to the Holders upon or in respect of the Notes if (i) a default in the payment of the principal of, or premium, if any, or interest on any Designated Senior Indebtedness (a "Payment Default") occurs or (ii) any other default occurs and is continuing with respect to any Designated Senior Indebtedness which permits holders of Designated Senior Indebtedness as to which that default relates to accelerate its maturity (a "Nonpayment Default") and the Trustee receives notice of that default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. The payments on or in respect of the Notes shall be resumed (i) in the case of a Payment Default respecting Designated Senior Indebtedness, on the date on which that default is cured or waived and (ii) in the case of a Nonpayment Default respecting Designated Senior Indebtedness, the earliest of (a) the date on which that Nonpayment Default is cured or waived, (b) the date the applicable Payment Blockage Notice is retracted by written notice to the Trustee from a representative of the holders of the Designated Senior Indebtedness which have given that Payment Blockage Notice or (c) 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless any Payment Default has occurred and is continuing or an Event of Default of the type referred to in clause (g) of the first sentence under "--Events of Default" has occurred. No Nonpayment Default which existed or was continuing on the date of any Payment Blockage Notice may be made the basis for giving a second Payment Blockage Notice and only one such Payment Blockage Notice with respect to a Nonpayment Default may be given in any 365-day period.

    "Senior Indebtedness" is defined in the Indenture as (a) all indebtedness of the Company for money borrowed under the Company's credit facilities and any predecessor or successor credit facilities thereto, whether outstanding on the date of execution of the Indenture (such as the Company's Revolving Credit Facility, any increase in the maximum principal amount thereof and any predecessor or successor facilities thereto) or thereafter created, incurred or assumed, (b) indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such other indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Notes or (ii) ranks pari passu in right of payment with the Notes, and (c) any amendments, renewals, extensions, modifications, refinancings and refundings of any of the foregoing. The term "indebtedness for money borrowed" when used with respect to the Company is defined to mean (i) any obligation of or any obligation guaranteed by, the Company for the repayment of borrowed money (including without limitation fees, penalties and other obligations in respect thereof), whether or not evidenced by bonds, notes or other written instruments,
(ii) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument and (iii) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company, under generally accepted accounting principles. As used in the Indenture, "Designated Senior Indebtedness" means principal, interest, premiums, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness (a) under any debt facility with banks or other lenders which provides for revolving credit loans, term loans, receivables financing (including through the sale of receivables) or letters of credit to the Company or any of its subsidiaries and (b) any other Senior Indebtedness the principal amount of which is $5.0 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

    The Indenture does not limit or prohibit the incurrence of indebtedness, including Senior Indebtedness, by the Company or its subsidiaries. As of December 31, 1997, the Company had outstanding no indebtedness which constitutes Senior Indebtedness. The Company expects to incur Senior Indebtedness from time to time in the future.

INFORMATION CONCERNING THE TRUSTEE

    PNC Bank, Kentucky, Inc. is both the Trustee under the Indenture for the Notes and the lead bank under the Company's Revolving Credit Facility. The Indenture does not preclude the Trustee from enforcing its rights as a creditor, including its rights as a holder of Senior Indebtedness. In the event of a conflict of interest arising between the Holders of the Notes and the holders of Senior Indebtedness, PNC Bank, Kentucky, Inc. will resign as Trustee and a successor trustee will be appointed.

OPTIONAL REDEMPTION

    The Notes will be redeemable, at the Company's option, in whole or from time to time in part, at any time on or after December 5, 2000, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at its address appearing in the Security Register and prior to Maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

    If redeemed during the period beginning December 1 (December 5, if in the year 2000), in the year indicated and ending on the succeeding November 30, the redemption price shall be:

                   YEAR                         REDEMPTION PRICE
                   ----                         ----------------
                   2000                              103.43%
                   2001                              102.57%
                   2002                              101.71%
                   2003                              100.86%
                   2004                              100.00%

in each case together with accrued and unpaid interest and liquidated damages, if any, up to but not including the date of redemption. No sinking fund is provided for the Notes.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company will not permit any Person to consolidate with or merge into the Company unless: (a) the Person formed by such consolidation or into which the Company is merged or the Person or corporation which acquires the properties and assets of the Company substantially as an entirety is a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Notes and performance and observance of each obligation of the Company under the Indenture; (b) after consummating such consolidation, merger, transfer or lease, no Default or Event of Default will occur and be continuing, (c) such consolidation, merger, conveyance, transfer or lease does not adversely affect the validity or enforceability of the Notes and (d) the Company or Successor Person has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF NOTES

    In the event of any Repurchase Event occurring after the date of issuance of the Notes and on or prior to Maturity, each Holder of Notes will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Notes on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any, to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money in same day funds sufficient to pay the Repurchase Price of the Notes which are to be repaid on or promptly following the Repurchase Date.

    Failure by the Company to provide timely notice of a Repurchase Event, as provided for below, or to repurchase the Notes when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

    On or before the 15th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Notes a notice of the occurrence of such Repurchase Event and identifying the Repurchase Event, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Notes

(which shall equal 100% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any,) and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Note must deliver, on or before the close of business on the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the Holder's exercise of such right, together with the certificates evidencing the Notes with respect to which the right is being exercised, duly endorsed for transfer.

    A "Repurchase Event" shall have occurred upon the occurrence of a Change in Control (as defined below) or a Termination of Trading (as defined below).

    A "Change in Control" shall occur when: (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case, other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same relative proportion as their ownership of Common Stock immediately before such transaction; (iii) any person, or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange
Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

    A "Termination of Trading" shall occur if the Common Stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

    If a Repurchase Event were to occur, there can be no assurance that the Company would have sufficient funds to repurchase the Notes tendered by the Holders thereof. The Company's Senior Indebtedness may provide that a change in control of the Company would constitute an event of default thereunder, the occurrence of which would cause any repurchase of the Notes, absent a waiver, to be blocked by the subordination provisions of the Notes. In addition, even if such event of default did not occur or was waived, the right to require the Company to repurchase Notes as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Notes. See "-- Subordination." The Company's ability to pay cash to the Holders of Notes upon a Repurchase Event may be limited by certain financial covenants contained in the Company's Senior Indebtedness. Failure by the Company to repurchase the Notes when required will result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions thereof.

    In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Notes, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

    The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture with respect to the
Notes: (a) default in the payment of the principal of, or the premium, if any, on any Note when due (even if such payment is prohibited by the subordination provisions of the Indenture); (b) default in the payment of any interest and liquidated damages, if any, on any Note when due, which default continues for 30 days (even if such payment is prohibited by the subordination provisions of the Indenture); (c) failure to provide timely notice of a Repurchase Event as required by the Indenture; (d) default in the payment of the Repurchase Price in respect of any Note on the Repurchase Date therefor (even if such payment is prohibited by the subordination provisions of the Indenture); (e) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture which continues for 60 days after written notice as provided in the Indenture; (f) default under one or more bonds, notes or other evidences of indebtedness for money borrowed by the Company or any subsidiary of the Company or under one or more mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created, which default individually or in the aggregate shall constitute a failure to pay the principal of indebtedness in excess of $10,000,000 when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in indebtedness in excess of $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes (as defined in the Indenture) a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; and (g) certain events of bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company.

    If an Event of Default with respect to the Notes (other than as specified in clause (g) in the immediately preceding paragraph) shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may declare the principal of, and premium, if any, on all such Notes to be due and payable immediately, but if the Company cures all Events of Default and has paid or deposited with the Trustee a sum sufficient to pay all interest on, premium, if any, and principal of Notes then due and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Outstanding Notes. If an Event of Default shall occur as a result of an event of bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company, the aggregate principal of, premium, if any, any accrued and unpaid interest and liquidated damages, if any, on the Notes shall automatically become due and payable. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Indenture provides that the Trustee may withhold notice to the Holders of the Notes of any continuing default (except in the payment of the principal of, or premium, if any, or interest on any Notes) if the Trustee considers it in the interest of Holders of the Notes to do so.

MODIFICATION, AMENDMENTS AND WAIVERS

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of Outstanding Notes; provided, however, that no such modification or amendment may without consent of the Holder of each Outstanding Note affected thereby (i) change the maturity of the principal of, or any installment of interest on, any Note; (ii) reduce the principal amount of, or the premium or interest on, any Note; (iii) change the place of payment where, or currency in which, any Note or any premium or interest thereof is payable; (iv) impair the right of a Holder to institute suit for the enforcement of any payment on or with respect to any Note; (v) change the currency in which the Notes are payable; (vi) adversely affect the right to convert the Notes; (vii) adversely affect the right to cause the Company to repurchase the Notes; (viii) modify the subordination provisions in a manner adverse to the Holders of the Notes; or
(ix) reduce the above stated percentage of aggregate principal amount of Outstanding Notes necessary for waiver or compliance with certain provisions of the Indenture or for waiver of certain defaults.

    The Holders of a majority in aggregate principal amount of Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of Outstanding Notes may waive any past default or right under the Indenture, except (i) a default in payment of principal, premium or interest, (ii) the right of a Holder to redeem or convert the Note, or (iii) with respect to any covenant or provision of the Indenture that requires the consent of the Holder of each Outstanding Note affected.

SATISFACTION AND DISCHARGE

    The Company may discharge its obligations under the Indenture, other than its obligation to pay the principal of and interest on the Notes and certain other obligations (including its obligation to deliver shares of Common Stock upon conversion of the Notes), while Notes remain Outstanding if (a) all Outstanding Notes have become due and payable or will become due and payable at their scheduled maturity within one year, or (b) all Outstanding Notes are scheduled for redemption within one year or are delivered to the Trustee for conversion in accordance with the Indenture, and in either case the Company has irrevocably deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption.

FORM, DENOMINATION AND REGISTRATION

    The Notes were issued in fully registered form, without coupons, in denominations of $1,000 in principal amount and integral multiples thereof.

    Global Notes; Book-Entry Form. Notes offered in reliance on Rule 144A are evidenced by one or more global Notes (hereinafter referred to as the "144A Global Notes") and Notes offered in reliance on Regulation S are evidenced by one or more global Notes (hereinafter referred to as the "Regulation S Global Notes," and, together with the 144A Global Notes, the "Global Notes"). The Global Notes were deposited with, or on behalf of, the Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Beneficial interests in the Regulation S Global Notes may only be held through the Euroclear System ("Euroclear") operated by Morgan Guaranty Trust Company of New York, Brussels office or Cedel, S.A. ("Cedel"). Except as set forth below, the Global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. The 144A Global Notes will be (i) reduced in principal amount to reflect the subsequent transfer by owners of beneficial interest in the 144A Global Notes to a Regulation S Purchaser (as defined herein) and (ii) increased in principal amount to reflect the subsequent transfer from a Regulation S Purchaser. The Regulation S Global Notes will be (i) reduced in principal amount to reflect the subsequent transfer by owners of beneficial interest in the Regulation S Global Notes to a QIB (as defined herein) and (ii) increased in principal amount to reflect the subsequent transfer from a QIB.

    QIBs may hold their interests in the 144A Global Notes directly through DTC if such Holders are participants in DTC, or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. Holders of beneficial interest in the Regulation S Global Notes (a "Regulation S Holder") may hold their interest in the Regulation S Global Notes directly through Cedel or Euroclear, or indirectly through organizations that are participants in Cedel or Euroclear. Cedel and Euroclear will hold interests in the Regulation S Global Notes on behalf of their participants through their respective depositaries at DTC. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Notes to such persons may be limited.

    The Holders of Notes who are not Participants may beneficially own interests in the Global Notes held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Notes, Cede for all purposes will be considered the sole holder of the Global Notes.

    Payment of interest on and the redemption price (upon redemption at the option of the Company or at the option of the Holder upon a Repurchase Event) of the Global Notes will be made to Cede, the nominee for DTC, as the registered owner of the Global Notes, by wire transfer of immediately available funds. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    With respect to any payment of interest on and the redemption price (upon redemption at the option of the Company or at the option of the Holder upon a Repurchase Event) of the Global Notes, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Notes as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Notes represented by the Global Notes held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

    Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in Notes represented by the Global Notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities for its Participants. DTC also facilitates the clearance and settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Although DTC, Euroclear and Cedel have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause the Notes to be issued in definitive form in exchange for the Global Notes.

    Certificated Notes. Notes sold to investors that are neither QIBs nor Regulation S Purchasers will be issued in definitive registered form and may not be evidenced by Global Notes. QIBs and Regulation S Holders may request that their Notes be issued in definitive registered form. In addition, certificated Notes may be issued in exchange for Notes represented by the Global Notes if no successor depositary is appointed by the Company as set forth above under the paragraph entitled "Global Notes; Book-Entry Form."

    Restrictions on Transfer; Legends. The Notes, and the Common Stock into which they may be converted, will be subject to certain transfer restrictions as described below under the caption "Transfer Restrictions," and certificates evidencing the Notes will bear a legend to such effect.

PAYMENTS OF PRINCIPAL AND INTEREST

    The Indenture requires that payments in respect of the Notes (including principal, premium, if any, interest and liquidated damages, if any) held of record by DTC (including Notes evidenced by the Global Notes) be made in same day funds. Payments in respect of the Notes held of record by holders other than DTC may, at the option of the Company, be made by check and mailed to such holders of record as shown on the register for the Notes.

GOVERNING LAW

    The Indenture and, except as may otherwise be required by mandatory provisions of law, Notes are governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's conflicts of laws principles.


                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED SHARES

    The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock issuable in series.

COMMON STOCK

    As of December 31, 1997, there were 12,365,682 shares of Common Stock outstanding. All outstanding shares are validly issued, fully paid and nonassessable.

    Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of shares of Common Stock are entitled to receive dividends and other distributions when, as and if declared from time to time by the Board of Directors out of funds legally available therefor subject to any preferential rights of, and sinking fund or redemption or purchase rights with respect to, outstanding shares of Preferred Stock, if any. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights of any shares of Preferred Stock then outstanding. Holders of the shares of Common Stock have no preemptive or conversion rights and the shares of Common Stock are not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the shares of Common Stock.

    In connection with the election of directors, each holder of shares of Common Stock is entitled to cumulative voting; that is, the holder is entitled to vote the number of shares the holder owns multiplied by the number of members of the Board of Directors to be elected by such class (currently six), and the holder may cast the whole number of votes for one candidate, or distribute such votes among two or more candidates.

PREFERRED STOCK

    None of the shares of Preferred Stock are presently outstanding. The Board of Directors has the authority, without any further vote or action by the shareholders, to issue shares of Preferred Stock in one or more series and to fix the number of shares, designations of such series, dividend rates, relative rights (including voting rights), preferences and limitations of such series to the full extent now or hereafter permitted by Kentucky law.

    The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. It is not possible to state the actual effect of the authorization and issuance of series of shares of Preferred Stock upon the rights of holders of shares of Common Stock unless and until the Board of Directors determines the attributes of the series and the specific rights of its holders. Such effects might include, however, (i) restrictions on dividends on shares of Common Stock if dividends on shares of Preferred Stock have not been paid; (ii) dilution of the voting power of shares of Common Stock to the extent that the shares of Preferred Stock have voting rights, or to the extent that any series of shares of Preferred Stock is convertible into shares of Common Stock;
(iii) dilution of the equity interest of holders of shares of Common Stock unless the shares of Preferred Stock are subsequently redeemed by the Company; and (iv) limitation on the right of holders of shares of Common Stock to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to holders of shares of Preferred Stock. Issuance of a new series of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present intention to issue any shares of Preferred Stock.

CERTAIN PROVISIONS RELATING TO CHANGE IN CONTROL

    The Company's Amended and Restated Articles of Incorporation and Bylaws contain various provisions that may have the effect, either alone or in combination with each other, of making more difficult or discouraging a business combination or an attempt to obtain control of the Company that is not approved by the Board of Directors. These provisions include (i) the right of the Board of Directors to issue unissued and unreserved shares of Common Stock without shareholder approval, (ii) the right of the Board of Directors to issue shares of Preferred Stock in one or more series and to designate the number of shares of each such series and the relative rights and preferences of such series, including voting rights, terms of redemption, redemption prices and conversion rights, without further shareholder approval, (iii) a Board of Directors whose terms are staggered at such time as there are nine or more directors of the Company, (iv) provisions prohibiting the removal of directors other than for cause, applicable only when the Company has nine or more directors, and (v) the right of the Board of Directors to consider the interests of various constituencies, including employees, customers, suppliers and creditors of the Company, as well as the communities in which the Company is located, in addition to the interests of the Company and its shareholders, in discharging their duties and determining what is in the Company's best interests.

    Section 271B.12-210 of the Kentucky Business Corporation Act (the "Act") generally prevents a corporation from entering into certain business combinations with an interested shareholder (defined as any person or entity that is the beneficial owner of at least 10% of a corporation's voting stock) or its affiliates for a period of five years after the date of the transaction in which the person became an interested shareholder, unless (i) the transaction is approved by a majority of the independent members of the Board of Directors of the corporation prior to such business combination, or (ii) the business combination is approved by a vote of 80% of the outstanding voting stock and by a vote of two-thirds of the outstanding voting stock not owned by the interested shareholder.

    The Act further provides that the prior approval of a business combination by the independent members of the board of directors or the shareholders is not required if the business combination meets certain minimum price and procedural requirements. Generally, the consideration to be received in the business combination must not be less than the highest of (i) the highest per share price paid by the interested shareholder in acquiring its stock ownership in the corporation (A) during the five years prior to the announcement of the business combination ("Announcement Date") and (B) in the transaction in which it became an interested shareholder ("Determination Date"), whichever is greater; (ii) the market value per share of the stock on the Announcement Date or the Determination Date, whichever is greater; and (iii) the price per share equal to the market value per share of the stock multiplied by the fraction of (X) the highest per share price paid by the interested shareholder during the five years prior to the Announcement Date over (Y) the market value per share of the stock on the first day of such five year period prior to the Announcement Date. In the event these and other minimum price criteria and procedural requirements are met with respect to a particular business combination, the requirements of Kentucky law apply and, accordingly, only a majority vote of the outstanding voting stock is required, or, for certain transactions, no shareholder vote is necessary. The Act provides that a corporation may elect not to be governed by Section 271B.12-210. The Company currently does not intend to make such an election in order to avail itself of the rights afforded by Section 271B.12-210.

    The Company's Bylaws contain provisions requiring advance notice to the Company of (i) nominations of persons to the Board of Directors who are not nominated by the Company and (ii) proposals to be brought before the Company's annual meeting of shareholders (other than proposals made by the Company). Without compliance with these provisions, any such nominations or shareholder proposals may be disregarded by the Company.

INDEMNIFICATION

    The Company's Amended and Restated Articles of Incorporation eliminate the personal liability of its directors to the Company and its shareholders for monetary damages for breach of their duties as directors, except for liability
(i) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the Company or its shareholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or are known to the directors to be a violation of law, (iii) for a vote for or assent to unlawful payment of a dividend or unlawful purchase, redemption or other acquisition of Common Stock or

Preferred Stock of the Company, or (iv) for any transaction from which the director derived an improper personal benefit. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Kentucky law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

    The Company's Bylaws also provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Act. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by such directors and officers, and requires the Company to advance litigation expenses in the case of actions, including shareholder derivative actions, against an undertaking by the officer or director to repay such advances if it is ultimately determined that the officer or director is not entitled to indemnification. The Company believes that these provisions are essential to attracting and retaining qualified persons as directors and officers.

REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for the Company's shares of Common Stock is Mid-America Bank of Louisville and Trust Company, Louisville, Kentucky.

INCLUSION IN THE NASDAQ NATIONAL MARKET

    The Common Stock is quoted on the Nasdaq National Market under the symbol "RSCR."

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general summary of certain United States federal income tax considerations relevant to Holders of the Notes and the Conversion Shares as of the date hereof. This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions now in effect and administrative rulings, all of which are subject to change or alternative construction, possibly with retroactive effect. This summary does not discuss other federal taxes (such as federal estate and gift taxes) that may be important to Holders of the Notes or any state, local or foreign tax considerations, nor does it purport to address all federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules in light of their personal circumstances, such as life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is not the U.S. dollar, or investors that hold the Notes as part of a hedge, straddle or conversion transaction. In addition, this summary deals only with Notes and Common Stock into which the Notes are convertible which are held as "capital assets" within the meaning of Section 1221 of the Code and that are purchased by investors upon initial issuance at the initial offering price. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the United States federal income tax treatment relating to an investment in the Notes (or the Common Stock into which the Notes are convertible) and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.

    For purposes of this summary, the term "U.S. Holder" means a beneficial owner of a Note or Common Stock that is (i) a citizen or resident of the United States, (ii) except to the extent otherwise provided in Treasury regulations with respect to a partnership, a corporation or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, and (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the trust's administration and (b) one or more U.S. fiduciaries have the authority to control all of the trust's substantial decisions. The term "Non-U.S. Holder" shall mean the beneficial owner of a Note or Common Stock other than a U.S. Holder.

    PERSONS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICIPATION IN THE OFFERING, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING CONVERSION OF THE NOTES, AND THE EFFECT THAT THEIR PARTICULAR SITUATIONS MAY HAVE ON SUCH TAX CONSIDERATIONS. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF FEDERAL, STATE, LOCAL OR FOREIGN TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO PURCHASE THE NOTES.

TAXATION OF U.S. HOLDERS

    Adjustments to Conversion Price. The Indenture provides that the conversion price will be adjusted upon the occurrence of certain circumstances. Section 305 of the Code treats as a distribution taxable as a dividend (to the extent of the Company's current or accumulated earnings and profits) certain actual or constructive distributions of stock with respect to stock and convertible securities. Applicable Treasury regulations treat holders of convertible debentures as having received such a constructive distribution where the conversion price is adjusted to reflect certain distributions with respect to the stock into which such debentures are convertible. Thus, under certain circumstances, an adjustment in the conversion price of the Common Stock may be taxable to the U.S. Holders as a dividend distribution. In such a case, U.S. Holders may recognize income as a result of an event pursuant to which they receive no cash or property that could be used to pay the related income tax. Generally, a holder's tax basis in a Note will be increased by the amount of any such constructive dividend. Holders of the Notes are advised to consult their tax advisors with respect to the potential of taxable constructive dividend distributions upon such conversion price modifications.

    Payments of Interest. The payment of stated interest on the Notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder's usual method of accounting for federal income tax purposes.

    Conversion of a Note into Common Stock. In general, a U.S. Holder will not recognize gain or loss on conversion of a Note solely into Common Stock of the Company pursuant to the terms of the conversion right of the Notes, except with respect to cash received in lieu of a fractional share. The holding period of the Common Stock received by the U.S. Holder upon conversion of a Note generally will include the period during which the Note was held prior to the conversion. The U.S. Holder's aggregate tax basis in the Common Stock received upon conversion of a Note generally will equal the U.S. Holder's aggregate tax basis in the Note exchanged (reduced by the portion allocable to cash received in lieu of a fractional share). A U.S. Holder generally will recognize capital gain or loss in connection with any cash received in lieu of a fractional share in an amount equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the fractional share. U.S. Holders should consult their own tax advisors regarding the tax consequences of converting the Notes into Common Stock, in particular in the case of the conversion of a Note into Common Stock after a record date for the payment of interest but prior to the next succeeding interest payment date.

    Disposition of Notes or Common Stock. A U.S. Holder of a Note (or the Common Stock into which it was converted) generally will recognize capital gain or loss upon the sale, exchange, retirement or other disposition of the Note (or the Common Stock) measured by the difference between (i) the amount realized (except to the extent the amount is attributable to accrued interest income, which will generally be taxable as ordinary income) and (ii) the U.S. Holder's tax basis in the Note (or the Common Stock). The gain or loss on such disposition will be taken into account in determining the amount of the U.S. Holder's net capital gain which is taxed at a rate of 20% if the Note (or the Common Stock) has been held for more than 18 months at the time of such disposition or mid-term gain or loss (net mid-term gains being taxed at a rate of 28%) if the Note (or Common Stock) has been held for more than one year but not more than 18 months at the time of such disposition.

    Market Discount. The resale of Notes may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a Note will generally be equal to the amount, if any, by which the stated redemption price at maturity of the Note immediately after its acquisition exceeds the holder's tax basis in the Note. Subject to a de minimis exception, these provisions generally require a holder of a Note acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Note to the extent of the "accrued market discount" on such Note at the time of disposition. In general, market discount on a Note will be treated as accruing on a straight-line basis over the term of such Note, or, at the election of the holder, under a constant yield method. A holder of a Note acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the Note is disposed of in a taxable transaction, unless the holder elects to include accrued market discount in income currently.

    Distributions with Respect to Common Stock. In general, distributions made by the Company with respect to Common Stock will constitute dividends for federal income tax purposes and will be taxable to a holder as ordinary income to the extent of the Company's undistributed current or accumulated earnings and profits (as determined for federal income tax purposes). Distributions in excess of the Company's current or accumulated earnings and profits will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the Common Stock, thus increasing the amount of any gain (or reducing the amount of any loss) which might be realized by such holder upon the sale, exchange or redemption of such Common Stock. Any such distributions in excess of the U.S. Holder's tax basis in the Common Stock will be treated as capital gain to the U.S. Holder (provided the Common Stock is held as a capital asset), and will be either more-than-18-month, mid-term or short-term capital gain depending upon the holder's federal income tax holding period for the Common Stock.

    Subject to certain limitations, to the extent that distributions made by the Company are treated as dividends, a U.S. Holder of Common Stock that is taxed as a domestic corporation and that meets the applicable holding period and taxable income requirements of the Code may be entitled to a deduction under Section 243 of the Code equal in amount to 70% of the dividends paid out of such earnings and profits (the "Dividends Received

Deduction"). With respect to Common Stock considered to be "portfolio stock" as defined in Section 246A of the Code, the Dividends Received Deduction will be reduced to the extent that the Common Stock constitutes "debt financed portfolio stock." In addition, under certain circumstances, the receipt of a dividend on the Common Stock determined to be an "extraordinary dividend" may cause the holder's tax basis in the Common Stock to be reduced by the untaxed portion of the dividend and could result in gain recognition pursuant to Section 1059 of the Code.


TAXATION OF NON-U.S. HOLDERS

    Payments of Interest. The payment of stated interest on a Note by the Company or any paying agent to a Non-U.S. Holder will qualify for the "portfolio interest exemption" and, therefore, will not be subject to United States federal income tax or withholding tax, provided that such interest income is not taxable as effectively connected with a United States trade or business of the Non-U.S. Holder and provided that the Non-U.S. Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank receiving interest on a loan entered into in the ordinary course of business, and (iv) either (a) provides a Form W-8 (or suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) deposits the Note with a securities clearing organization, bank or financial institution that holds customers' securities in the ordinary course of its trade or business and which holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-U.S. Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof. For purposes of determining whether a Non-U.S. Holder constructively owns more than 10% of the Company's combined voting power, the Non-U.S. Holder will be treated as owning the number of shares of Common Stock that he would acquire if he converted all of his Notes.

    Recently finalized Treasury regulations (the "Regulations") provide alternative methods for satisfying the certification requirement described in clause (iv) above. These Regulations also generally will require, in the case of Notes held by a foreign partnership, that (a) the certification described in clause (iv) above be provided by the partners rather than by the foreign partnership, and (b) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships. These Regulations generally will be effective January 1, 1999. Non-U.S. Holders of the Notes are advised to consult their tax advisors with respect to their qualification for the portfolio interest exemption and the steps necessary to comply with such exemption.

    Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest on a Note if such interest income is effectively connected with a United States trade or business of the Non-U.S. Holder. Effectively connected interest received by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules. Non U.S. Holders should consult applicable income tax treaties, which may provide different rules.

    Interest income of a Non-U.S. Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above generally will be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

    Conversion of a Note into Common Stock. In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Note into Common Stock by a Non-U.S. Holder except, with respect to the receipt of cash in lieu of fractional shares by Non-U.S. Holders upon conversion of a Note, where any one of the four exceptions described below under " -- Disposition of Notes or Common Stock" is applicable. In addition, under certain circumstances, the extent to which the fair market value of the Common Stock received upon conversion is attributable to accrued interest will be treated as ordinary interest income taxable as described above under " --Payments of Interest."

    Disposition of Notes or Common Stock. A Non-U.S. Holder of the Note (or the Common Stock into which it was converted) generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, retirement or other disposition of the Note (including the receipt of cash in lieu of fractional shares upon conversion of the Note to Common Stock), unless (i) the gain is effectively connected with a United States trade or business of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (iv) the Company is a United States real property holding corporation. The Company does not believe that it is, or is likely to become, a United States real property holding corporation.

    Distributions with Respect to Common Stock. To the extent distributions made by the Company are treated as dividends (as described above under "Taxation of U.S. Holders -- Distributions with Respect to Common Stock"), a Non-U.S. Holder will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under an applicable income tax treaty) on dividends paid (or deemed paid, as described above under "Taxation of U.S. Holders -- Adjustment to Conversion Price") on Common Stock, unless the dividends are taxable as effectively connected with the conduct of a trade or business in the United States and the Non-U.S. Holder delivers IRS Form 4224 to the payor. Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Under current Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding rules discussed below and, under the current interpretation of Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under the Regulations effective January 1, 1999, however, a

Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under these Regulations, in the case of Common Stock held by a foreign partnership, the certification requirement generally would be applied to the partners of the partnership and the partnership would be required to provide certain information, including a United States taxpayer identification number. These Regulations also will provide look-through rules for tiered partnerships.


BACKUP WITHHOLDING AND INFORMATION REPORTING

    U.S. Holders. Under current United States federal income tax law, U.S. Holders of Notes or Common Stock will be subject to information reporting and, under certain circumstances, may be subject to "backup withholding" at the rate of 31% in respect to payments of principal, interest and dividends made to, and the proceeds of disposition of Notes or Common Stock by, certain noncorporate U.S. Holders. Generally, the backup withholding rules will apply only if the U.S. Holder (i) fails to furnish its taxpayer identification number ("TIN") to the payor, (ii) furnishes such payor with an incorrect TIN, (iii) is notified by the IRS that it has failed to report properly interest, dividends or other "reportable payments" as defined by the Code, or (iv) under certain circumstances, fails to provide such payor or the U.S. Holder's securities broker with a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the U.S. Holder is not subject to backup withholding. Backup withholding will not apply with respect to payments made to certain U.S. Holders of the Notes, including payments to certain exempt recipients (such as corporations and exempt organizations). The amount of backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund provided the required information is furnished to the IRS.

    Non-U.S. Holders. The Company must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to withholding, or that is exempt from U.S. withholding tax (pursuant to a tax treaty or the exceptions described above).

    Backup withholding at a rate of 31% and information reporting generally may apply to payments of principal and interest if the payee fails to certify under penalties of perjury that it is not a U.S. person, provided the payor does not have actual knowledge that the holder is a United States person. Dividends paid to Non-U.S. Holders that are subject to the 30% withholding tax described above or that are subject to treaty reduction generally will be exempt from United States backup withholding tax.

    Payment of the proceeds of the sale or other disposition of Notes or Common Stock to or through a United States office of a broker, U.S. or foreign, will be subject to information reporting and possible backup withholding at a rate of 31% unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption (provided the broker does not have actual knowledge that the holder is a U.S. Person or that the conditions of any other exemption are not, in fact, satisfied). Payment of the proceeds on the sale of Notes or Common Stock to or through a foreign office of a foreign broker that is not a "U.S. related person" generally will not be subject to information reporting or backup withholding tax. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for a specified period is derived from activities that are effectively connected with the conduct of a United States trade or business. In the case of the payment of proceeds from the disposition of Notes to or through a foreign office of a broker that is either a United States person or a related person, information reporting is required on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary.

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's United States federal income tax, provided that the required information is furnished to the IRS.

    The backup withholding and information reporting rules would also be changed by the Regulations. These regulations will provide that proceeds from the disposition of Common Stock after December 31, 1998 will be exempt from backup withholding and information reporting only if the Non-U.S. Holder complies with certain certification requirements or otherwise establishes an exemption.


    Holders of Notes should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

    THE FOREGOING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE (INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

                              PLAN OF DISTRIBUTION

    Pursuant to a Registration Rights Agreement dated as of November 21, 1997 (the "Registration Rights Agreement") between the Company and the initial purchasers named therein entered into in connection with the offering of the Notes, the Registration Statement of which this Prospectus forms a part was filed with the Commission covering the resale of the Notes and the Conversion Shares. The Company has agreed to use all reasonable efforts to keep the Registration Statement effective for a period ending two years from the date of effective date thereof (or such earlier date when the holders of the Securities are able to sell all such Notes and the Conversion Shares immediately without restriction as described in the Registration Rights Agreement). The Company will be permitted to suspend the use of this Prospectus (which is a part of the Registration Statement) in connection with sale of the Notes and the Conversion Shares by holders during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. The specific provisions relating to the registration rights described above are contained in the Registration Rights Agreement, and the foregoing summary is qualified in its entirety by reference to the provisions of such agreement.

    The Company will not receive any of the proceeds from the offering of Notes and the Conversion Shares by the Selling Securityholders. Sales of the Notes and the Conversion Shares may be effected by or for the account of the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Notes or Conversion Shares directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders, or to broker-dealers who may purchase Notes or Conversion Shares as principals and thereafter sell the Notes or Conversion Shares from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by Selling Securityholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Notes or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Notes or Conversion Shares offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses incident to the offer and sale of the Notes and Conversion Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. The Company and the Selling Securityholders are obligated to indemnify each other against certain liabilities arising under the Securities Act.

    The outstanding Common Stock is quoted on the Nasdaq National Market and the Conversion Shares have been approved for listing on the Nasdaq National Market subject to official notice of issuance. The Initial Purchasers have advised the Company that they are making and currently intend to continue making a market in the Notes. They are not obligated to do so, however, and any such market making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through the Nasdaq National Market. Accordingly, no assurance can be given as to the development of liquidity of any trading market that may develop for the Notes. See "Risk Factors -- Absence of Public Market for Notes."

    To comply with the securities laws of certain states, if applicable, the Notes and Conversion Shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Notes and Conversion Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Notes or the Conversion Shares may be limited in its ability to engage in market activities with respect to such Note or Conversion Shares. In addition and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchase and sales of any of the Notes and Conversion Shares by the Selling Securityholders. The foregoing may affect the marketability of the Notes and the Conversion Shares.


                                  LEGAL MATTERS

    Certain legal matters in connection with the validity of the securities offered hereby have been passed upon for the Company by Piper & Marbury L.L.P., Baltimore, Maryland and Reed Weitkamp Schell Cox & Vice, Louisville, Kentucky.

                                     EXPERTS

         The supplemental consolidated financial statements and schedule of Res-Care, Inc. and its subsidiaries as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein from the Company's Registration Statement on Form S-3 (File No. 333-23599) filed April 15, 1997 in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements and schedule of Res-Care, Inc. and its subsidiaries as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                    ========================================

   No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information herein is correct as of any time subsequent to the date hereof.




                 TABLE OF CONTENTS

                                                 Page
                                                 ----
Summary............................................1
The Company........................................1
Risk Factors.......................................4
Use of Proceeds...................................11
Ratio of Earnings to Fixed Charges................11
Selling Securityholders...........................11
Description of Notes..............................13
Description of Capital Stock......................24
Certain Federal Income Tax Considerations.........27
Plan of Distribution..............................33
Legal Matters.....................................35
Experts...........................................35


                    =======================================
                    =======================================


                                  $109,360,000


                                 RES-CARE, INC.





                                 6% CONVERTIBLE

                                  SUBORDINATED

                                     NOTES

                                    DUE 2004


                                      AND



                             SHARES OF COMMON STOCK

                        ISSUABLE UPON CONVERSION THEREOF

                                 --------------

                                   PROSPECTUS

                                 --------------






                               ___________, 1998






                    =======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses payable by the Company in connection with the offering of the Notes and the Conversion Shares being registered, other than discounts and commissions. The Selling Securityholders will not share any portion of these expenses. All amounts are estimated except the SEC Registration Fee and the Nasdaq Listing Application Fee.


          Registration Fee............................      $33,139.39

          Nasdaq Listing Application Fee..............       17,500.00

          Printing Expenses...........................        5,000.00

          Legal Fees and Expenses.....................       20,000.00

          Accounting Fees and Expenses................       15,000.00

          Miscellaneous...............................        2,197.61
                                                            ----------

          Total........................................     $92,837.00
                                                            ==========

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 271B.8-510 of the Kentucky Business Corporation Act (the "Act") permits the indemnification by a corporation of any director who is made party to a threatened, pending or completed action, suit or proceeding because he is or was a director of such corporation. To be eligible for indemnification, such person must have conducted himself in good faith and reasonably believed that his conduct, if undertaken in his official capacity with the corporation, was in the corporation's best interests, and, if not in his official capacity, was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, the director must also not have reasonable cause to believe his conduct was unlawful. A director may not be indemnified under the above-referenced section in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under Section 271B.8-510 of the Act in connection with a proceeding by or in the right of the corporation shall be limited to reasonable expenses incurred in connection with the proceeding. Section 271B.8-560 of the Act provides that a Kentucky corporation may indemnify its officers, employees and agents to the same extent as directors. Mandatory indemnification against reasonable expenses incurred in connection with a proceeding is provided for by the Act, unless otherwise limited by the corporation's articles of incorporation, where a director or officer has been wholly successful on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation. A court of competent jurisdiction may also order indemnification if the director is fairly and reasonably entitled thereto in view of all relevant circumstances, whether or not he met the applicable standard of conduct or was adjudged liable to the corporation, but if he was adjudged liable, his indemnification shall be limited to reasonable expenses incurred.

         The Act provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. Additionally, the Act provides that a corporation may purchase and maintain insurance on behalf of directors, officers, employees or agents of the corporation against liability asserted against or incurred by such party in their respective capacity with the corporation.

         Article X of the Company's Amended and Restated Articles of Incorporation and Article X of the Company's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law.

ITEM 16.  EXHIBITS

The following exhibits are filed herewith or incorporated by reference:

         2.1     Agreement by and among Res-Care, Inc., RSCR California, Inc., Res-Care Illinois, Inc.,
                 Res-Care Kansas, Inc., and RSCR Texas, Inc. and Beverly Health and Rehabilitation
                 Services, Inc., Beverly Enterprises-California, Inc., Beverly Enterprises-Illinois, Inc.,
                 Beverly Enterprises-Kansas, Inc. and Beverly Enterprises-Texas, Inc. dated April 5, 1995
                 (excluding Exhibits and Schedules).  Exhibit 2-1 to the Company's Report on Form 8-K
                 dated May 1, 1995 filed on May 12, 1995 is hereby incorporated by reference.

         2.2     Stock Purchase Agreement by and among Housecall Medical Resources Inc. and Res-Care,
                 Inc., Blair S. Gordon and J. Paul Gordon dated as of May 31, 1995 (excluding
                 Exhibits and Schedules). Exhibit 2-1 to the Company's Report on Form 8-K dated May
                 31, 1995 filed on June 15, 1995 is hereby incorporated by reference.

         2.3     Stock Purchase Agreement by and among the Company and Richard Greer, Robert Greer and Alicia Greer Austin dated July 31, 1997. Exhibit 2-1 to the Company's Report on
                 Form 8-K dated July 31, 1997 filed on August 14, 1997 is hereby incorporated by reference.

         3.1     Articles of Amendment to Amended and Restated Articles of Incorporation of the
                 Company. Exhibit 3.1 to the Company's Registration Statement on Form S-3 (Reg. No.
                 333-32513) is hereby incorporated by reference.

         3.2     Amended and Restated Articles of Incorporation of the Company. Exhibit 3.1 to the
                 Company's Registration Statement on Form S-1 (Reg. No. 33-48749 is hereby incorporated by reference.

         3.3     Bylaws of the Company. Exhibit 3.2 to the Company's Registration Statement on Form
                 S-1 (Reg. No. 33-48749) is hereby incorporated by reference.

         4.1     Specimen Common Stock Certificate. Exhibit 4.1 to the Company's Registration
                 Statement on Form S-1 (Reg. No. 33-48749) is hereby incorporated by reference.

         4.2     Article VI of the Amended and Restated Articles of Incorporation of the Company
                 included in Exhibit 3.1.

         4.3     Indenture, dated as of November 21, 1997, between the Company and PNC Bank,
                 Kentucky, Inc. (filed herewith)

         4.4     Registration Rights Agreement, dated as of November 21, 1997, by and among the
                 Company, NationsBanc Montgomery Securities, Inc., J.C. Bradford & Co., L.L.C. and
                 Equitable Securities Corporation (filed herewith).

         5.1     Opinion of Reed Weitkamp Schell Cox & Vice (filed herewith).

         5.2     Opinion of Piper & Marbury L.L.P. (filed herewith).

         10.1    1991 Incentive Stock Option Plan of the Company (adopted April 24, 1991, amended and restated as of February 23, 1995). Exhibit 4 to the Company's Registration Statement on
                 Form S-8 (Reg. No. 33-80331) is hereby incorporated by reference.

         10.2    Amended and Restated Employment Agreement, dated April 27, 1992, between the
                 Company and E. Halsey Sandford. Exhibit 10.14 to the Company's Registration
                 Statement on Form S-1 (Reg. No. 33-48749) is hereby incorporated by reference.

         10.3    1991 Compensation/Evaluation Bonus Plan. Exhibit 10.15 to the Company's
                 Registration Statement on Form S-1 (Reg. No. 33-48749) is hereby incorporated by reference.

         10.4    1993 Nonemployee Directors Stock Ownership Incentive Plan of the Company (adopted
                 October 28, 1993). Exhibit 4.1 to the Company's Registration Statement on Form S-8
                 (Reg. No. 33-76612) is hereby incorporated by reference.

         10.5    Amended and Restated Loan Agreement dated as of April 26, 1995 by and among
                 Res-Care, Inc., and PNC Bank, Kentucky, Inc. and National City Bank, Kentucky. Exhibit
                 10.7 to the Company's Annual Report on Form 10-K for the year ending December 31,
                 1995 is hereby incorporated by reference.

         10.6    1994 Employee Stock Purchase Plan effective July 1, 1995. Exhibit 4.1 to the
                 Company's Registration Statement on Form S-8 (Reg. No. 33-85964) is hereby incorporated by reference.

         10.7    Employment Agreement dated October 26, 1995 between the Company and Ronald G.
                 Geary. Exhibit 10-1 to the Company's Report on Form 10-Q for the quarter ending
                 September 30, 1995 is hereby incorporated by reference.

         10.8    Res-Care, Inc. 401(K) Restoration Plan effective December 1, 1995.  Exhibit 10.11 to the
                 Company's Annual Report on Form 10-K for the year ending December 31, 1995 is hereby incorporated by reference.

         10.9    Second Amendment to Loan Instruments dated as of February 16, 1996 by and among
                 Res-Care, Inc., and PNC Bank, Kentucky, Inc. National City Bank, Kentucky and
                 SunTrust Bank, Nashville, N.A.  Exhibit 10.12 to the Company's Annual Report on Form
                 10-K for the year ending December 31, 1995 is hereby incorporated by reference.

         10.10   Second Amended and Restated Employment Agreement dated March 17, 1996 between the Company and E. Halsey Sandford.  Exhibit 10.13 to the Company's Annual Report on
                 Form 10-K for the year ending December 31, 1995 is hereby incorporated by reference.

         10.11   Amended and Restated Employment Agreement dated as of October 26, 1995 and amended November 5, 1996 between the Company and Ronald G. Geary. Exhibit 10.11 to the Company's Annual Report on Form 10-K for the year ending December 31, 1996 is hereby incorporated by reference.

         10.12   Loan Agreement dated as of December 23, 1996 by and among Res-Care, Inc. and all of its subsidiaries and PNC Bank, Kentucky, Inc., National City Bank of Kentucky,
                 SunTrust Bank, Nashville, N.A., and Bank One, Kentucky, NA.  Exhibit 10.12 to the
                 Company's Annual Report on Form 10-K for the year ending December 31, 1996 is hereby incorporated by reference.

         10.13   Employment Agreement dated January 1, 1997 between the Company and Jeffrey M.
                 Cross.  Exhibit 10.13 to the Company's Annual Report on Form 10-K for
                 the year ending December 31, 1996 is hereby incorporated by reference.

         10.14   Employment Agreement dated April 13, 1997 between the Company and Paul G. Dunn.
                 Exhibit 10.2 to the Company's Report on Form 10-Q for the quarter ending March 31,
                 1997 is hereby incorporated by reference.

         10.15   Amendment to the Employment Agreement between the Company and Jeffrey M. Cross dated August 4, 1997. Exhibit 10.3 to the Company's Report on Form 10-Q for the
                 quarter ending June 30, 1997 is hereby incorporated by reference.

         10.16   Amendment to the Employment Agreement between the Company and Paul G. Dunn dated August 4, 1997. Exhibit 10.4 to the Company's Report on Form 10-Q
                 for the quarter ending June 30, 1997 is hereby incorporated by reference.

         10.17   Employment Agreement between the Company and Pamela M. Spaniac dated July 10,
                 1997. Exhibit 10.5 to the Company's Report on Form 10-Q for the
                 quarter ending June 30, 1997 is hereby incorporated by reference.

         10.18   First Amendment to Loan Instruments by and between PNC Bank, Kentucky, Inc.;
                 National City Bank of Kentucky; SunTrust Bank, Nashville, N.A.; Bank One, Kentucky,
                 NA; Wachovia Bank, NA; and Res-Care, Inc. and Subsidiaries dated June 17, 1997.
                 Exhibit 10.6 to the Company's Report on Form 10-Q for the quarter ending June 30, 1997 is hereby incorporated by reference.

         10.19   Second Amendment to Loan Instruments by and between PNC Bank, Kentucky, Inc.;
                 National City Bank of Kentucky; SunTrust Bank, Nashville, N.A.; Bank One, Kentucky,
                 NA; Wachovia Bank, NA; and Res-Care, Inc. and Subsidiaries dated November 20, 1997
                 (filed herewith).

         12.1    Computation of Ratio of Earnings to Fixed Charges (filed herewith).

         23.1    Consent of KPMG Peat Marwick LLP (filed herewith).

         23.2    Consent of Reed Weitkamp Schell Cox & Vice (included in opinion filed as Exhibit 5.1).

         24.1    Power of Attorney (included on signature page)

         25.1    Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1
                 (filed herewith).


ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on January 9, 1998.

                                          RES-CARE, INC.


                                          By:   /s/ Ronald G. Geary
                                                ------------------------------
                                                Ronald G. Geary, President
                                                and Chief Executive Officer





                      SIGNATURE PAGE AND POWER OF ATTORNEY


         Know all men by these presents, that each person whose signature appears below constitutes and appoints Ronald G. Geary and E. Halsey Sandford (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                            Capacity                                 Date
---------                                            --------                                 ----

/s/ James R. Fornear                   Chairman of the Board of Directors                 January 9, 1998
-------------------------------
James R. Fornear


/s/ Ronald G. Geary                    Chief Executive Officer,                           January 9, 1998
-------------------------------        President and Director
Ronald G. Geary


/s/ E. Halsey Sandford                 Senior Executive and Director                      January 9, 1998
-------------------------------
E. Halsey Sandford


/s/ Spiro B. Mitsos                    Secretary, Treasurer and Director                  January 9, 1998
-------------------------------
Spiro B. Mitsos


/s/ Pamela M. Spaniac                  Executive Vice President of Finance and            January 9, 1998
-------------------------------        and Administration and Chief Financial Officer
Pamela M. Spaniac


/s/ Seymour L. Bryson                  Director                                           January 9, 1998
-------------------------------
Seymour L. Bryson


/s/ W. Bruce Lunsford                  Director                                           January 9, 1998
-------------------------------
W. Bruce Lunsford

                                                                                          Sequentially
Exhibit Number          Description of Exhibit                                            Numbered Page
--------------          ----------------------                                            -------------
4.3                     Indenture, dated as of November 21, 1997, between the Company and PNC Bank, Kentucky, Inc.

4.4                     Registration Rights Agreement, dated as of November 21, 1997, by and among the Company, NationsBanc Montgomery Securities,
                        Inc., J.C. Bradford & Co., L.L.C. and Equitable Securities
                        Corporation

5.1                     Opinion of Reed Weitkamp Schell Cox & Vice

5.2                     Opinion of Piper & Marbury L.L.P. (filed herewith).

10.19                   Second Amendment to Loan Instruments by and between PNC Bank,
                        Kentucky, Inc.; National City Bank of Kentucky; SunTrust Bank,
                        Nashville, N.A.; Bank One, Kentucky, NA; Wachovia Bank, NA; and
                        Res-Care, Inc. and Subsidiaries dated November 20, 1997.

12.1                    Computation of Ratio of Earnings to Fixed Charges

23.1                    Consent of KPMG Peat Marwick LLP.

23.2                    Consent of Reed Weitkamp Schell Cox & Vice (included in opinion filed as Exhibit 5.1)

24.1                    Power of Attorney (included on signature page)

25.1                    Statement of Eligibility of Trustee under the Trust Indenture
                        Act of 1939 on Form T-1